EXHIBIT 99.4


           1000 WILSHIRE BOULEVARD, LOS ANGELES, CALIFORNIA 90017-2465 MAILING ADDRESS: P.O. BOX 30014, LOS ANGELES, CALIFORNIA 90030-0014

[Graphic omitted]   WEDBUSH MORGAN                                (213) 688 4545
                    SECURITIES                               FAX  (213) 688 6642
                    Investment Bankers Since 1925



January 7, 2004

CONFIDENTIAL
------------

Mr. Bruno Bonnell
Chairman and CEO
California U.S. Holdings, Inc.
417 5th Avenue
New York NY 10016

Dear Mr. Bonnell:

This letter agreement (this "Agreement") confirms our understanding with respect to the engagement by California U.S. Holdings, Inc. (the "Company") of Wedbush Morgan Securities, Inc. ("Wedbush Morgan") in connection with the sale of approximately 10 million shares of Atari, Inc. common stock (the "Securities") on a best efforts basis through a registered direct offering or private placement to "accredited" investors (the "Transaction"). The term of the engagement shall be for a period of 12 months or until terminated by either party as provided below (see Termination).

1.   Scope of Engagement. The Company hereby engages Wedbush Morgan to act as
     -------------------
     its placement agent ("Placement Agent") in connection with the Transaction. Wedbush Morgan shall assist the Company in preparing documents and in identifying potential investors and shall, on behalf of the Company, contact such potential investors as Wedbush Morgan deems appropriate. Wedbush Morgan shall assist the Company in analyzing, structuring, negotiating and effecting the Transaction. The Company shall cooperate with Wedbush Morgan in connection with the identification of potential investors and shall report and refer all contacts and inquiries received by the Company regarding the engagement to Wedbush Morgan. It is anticipated that the Company shall also engage its own legal counsel and may require the services of an accounting firm.

2.   Company Information. The Company shall cooperate with Wedbush Morgan in
     -------------------
     connection with its financial review and analysis of the Company and Atari, Inc. and shall provide Wedbush Morgan with such information concerning the Company and Atari, Inc. as Wedbush Morgan deems reasonably necessary or appropriate for such review and analysis (collectively, the "Information").

     Wedbush Morgan shall keep in confidence and shall not, without the Company's prior consent, disclose to any person except on a need to know basis internally (except its own counsel or as such counsel has reasonably advised is required by applicable law and then only to the extent necessary) any non-public Information furnished by or derived from any Information furnished by the Company to Wedbush Morgan.


                         MEMBER NEW YORK STOCK EXCHANGE

           1000 WILSHIRE BOULEVARD, LOS ANGELES, CALIFORNIA 90017-2465 MAILING ADDRESS: P.O. BOX 30014, LOS ANGELES, CALIFORNIA 90030-0014

[Graphic omitted]   WEDBUSH MORGAN                                (213) 688 4545
                    SECURITIES                               FAX  (213) 688 6642
                    Investment Bankers Since 1925


     All Information provided by the Company shall be accurate and complete in all material respects and shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made, not false or misleading. Wedbush Morgan does not assume responsibility for the accuracy or completeness of the Information, including but not limited to any disclosure materials related to the Transaction. The Company acknowledges and agrees that Wedbush Morgan will rely primarily on the Information and on information available from generally recognized public sources in performing its services hereunder, without having independently verified the same.

3.   The Company shall pay Wedbush Morgan the following amounts:

a.   Minimum Fee. Upon the earliest of (i) closing of the Transaction, or (ii)
     -----------
     termination of this Agreement, the Company shall pay Wedbush Morgan a minimum fee of $50,000, which shall be credited against any success fees outlined below.

b.   Fees for the Securities. Wedbush Morgan shall be paid upon consummation of
     -----------------------
     the Transaction a transaction fee, payable in cash, of 4.0% of the Gross Proceeds (as defined below) from the sale of the Securities in connection with the Transaction (the "Transaction Fee") and excludes expenses. For purposes hereof, "Gross proceeds" shall mean the fair market value of all of the consideration (including, without limitation, cash, securities, other assets, and contingent payments such as earn-outs, only as and if the money is actually received by the Company) paid by investors for the Company's Securities issued in connection with the Transaction, as part of such Transaction before the deduction of expenses related to the Transaction, including the fee payable to Wedbush Morgan.

c.   Expenses. Wedbush Morgan shall promptly be reimbursed for all of its
     --------
     reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, including fees and expenses of travel, legal counsel, background checks, printing, shipping, delivery, and other third party services, provided aggregate expenses shall not exceed $50,000 unless approved in writing by the Company. Invoice(s) will be submitted to the Company as expenses are incurred and shall be paid in 30 days or less. It is anticipated that the Company will engage legal counsel, accountants, and other professionals as reasonably required.

4.   Indemnification. The Company shall indemnify Wedbush Morgan and its
     ---------------
     affiliates and their respective directors, offices, employees, agents and controlling persons (Wedbush Morgan and each such person being an "Indemnified Party") from and against any and all losses, claims, damages, and liabilities, joint or several, to which such Indemnified Party may become subject


                         MEMBER NEW YORK STOCK EXCHANGE

           1000 WILSHIRE BOULEVARD, LOS ANGELES, CALIFORNIA 90017-2465 MAILING ADDRESS: P.O. BOX 30014, LOS ANGELES, CALIFORNIA 90030-0014

[Graphic omitted]   WEDBUSH MORGAN                                (213) 688 4545
                    SECURITIES                               FAX  (213) 688 6642
                    Investment Bankers Since 1925


     under any applicable federal or state law, or otherwise related to or arising out of any Transaction contemplated by this Agreement or the engagement of Wedbush Morgan pursuant to, or the performance by Wedbush Morgan of the services contemplated by this Agreement and shall reimburse each Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising there from, whether or not such Indemnified Party is a party to such action or proceeding. Notwithstanding the foregoing, the Company shall not be liable for indemnification under this paragraph to the extent that any such loss, claim, damage, or liability is determined, in a final judgment by a court of competent jurisdiction to have resulted from Wedbush Morgan's bad faith or gross negligence.

5.   Termination. The engagement hereunder and this Agreement may be terminated
     -----------
     at any time by either party upon written notice to the other party, effective upon receipt of written notice to that effect by the other party, or automatically upon consummation of the Transaction. The provisions of Sections 2, 3, 4, 7 and 8 shall survive any such termination.

6.   Arbitration. Any claim or dispute arising out of this Agreement or the
     -----------
     alleged breach thereof shall be submitted by the parties to binding and non-appealable arbitration before the National Association of Securities Dealers ("NASD") to be held in Los Angeles, California. If the NASD is unavailable as a forum, the New York Stock Exchange ("NYSE") will be used. Both parties shall attempt in good faith to seek mediation before submitting to arbitration.

7.   Miscellaneous.
     -------------
a.   Successors and Assigns. This Agreement shall be binding on and inure to the
     ----------------------
     benefit of each party's successors and assigns, but may not be assigned without the prior written consent of the other party.

b.   Governing Law. This Agreement shall be governed by and construed in
     -------------
     accordance with the internal laws of the State of California, without regard to conflict of laws or principles thereof.

c.   Amendment. This Agreement may not be modified or amended except in writing
     ---------
     signed by the parties hereto.

d.   Entire Agreement. This Agreement is entered into by each of the parties
     ----------------
     hereto without reliance on any statement, representation, promise, inducement or agreement not expressly contained within this Agreement. With respect to the subject matter


                         MEMBER NEW YORK STOCK EXCHANGE
     hereof, this Agreement constitutes the entire agreement between the parties and supersedes all prior oral or written agreements.

e.   Corporate Obligation. The obligations of Wedbush Morgan and the Company
     --------------------
     hereunder are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person shall be subject to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of the Company or any of its affiliates.

8.   Opinions and Advice. All opinions and advice, whether written or oral,
     -------------------
     rendered by Wedbush Morgan to the Company pursuant to this Agreement are intended solely for the Company's benefit and use in considering the Transaction. No such opinions or advice may be disclosed to third parties without Wedbush Morgan's prior written consent.

9. Wedbush Morgan acknowledges that it has been retained to act solely as an advisor to the Company and not as an advisor to Atari, Inc. or any other entity. Atari, Inc. will not be deemed to have any obligations under this agreement.

If the foregoing correctly sets forth your understanding and intentions, please so indicate by signing and returning to us the enclosed copy of this letter.

                                           Sincerely,

                                           WEDBUSH MORGAN SECURITIES INC.

                                           By:  ______________________________

                                           Mark Salter
                                           Managing Director
                                           Head of Investment Banking

                                    APPROVED AND ACCEPTED
ON January 7th, 2005:

CALIFORNIA U.S. HOLDINGS, INC.


By:  /s/ Bruno Bonnell
     -------------------------
     Name:   Mr. Bruno Bonnell
     Title:  Chairman


                         MEMBER NEW YORK STOCK EXCHANGE